PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated November 20, 2006)

$575,000,000
(aggregate principal amount)

Weingarten Realty Investors
3.95% Convertible Senior Notes due 2026 and
the Common Shares Issuable Upon Conversion of the Notes

This prospectus supplement no. 1 supplements our prospectus dated November 20, 2006 relating to the resale from time to time by selling securityholders of up to $575,000,000 aggregate principal amount of our 3.95% Convertible Senior Notes due 2024 and the common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

Investing in the notes and our common shares issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page 6 of the prospectus, as well as the risk factors relating to our business that are incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities discussed in the prospectus or this prospectus supplement, nor have they determined whether the prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 5, 2007

The information in the table appearing under the caption “Selling Securityholders” commencing on page 63 of the prospectus is supplemented and amended by adding the information below with respect to selling securityholders not previously listed in the prospectus, and by superseding the information with respect to selling securityholders listed below as of or prior to the date of this prospectus supplement.

Name	Principal Amount of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Common Shares That May Be Sold (1)	Percentage of Common Shares Outstanding (2)

Advent Enhanced Phoenix Master Fund	$4,000	*	81.51	*
Beamtenversicherungskasse des Kanton Zurich+	6,000,000	1.04%	122,262.00	*
Bernische Lehrerversicherungskasse+	1,500,000	*	30,565.50	*
Black Diamond Convertible Offshore LDC	3,000,000	*	61,131.00	*
BMO Nesbitt Burns Inc.#	3,000,000	*	61,131.00	*
BNP Paribas Arbitrage#	10,000,000	1.74%	203,770.00	*
Credit Industriel Et Commercial	13,500,000	2.35%	275,089.50	*
Credit Suisse Europe Ltd. +	7,500,000	1.30%	152,827.50	*
Delaware Dividend Income Fund	3,000,000	*	61,131.00	*
Gemini Sammelstiftung Zur For Der Ung Der Personalvorsorge+	650,000	*	13,245.05	*
Jefferies Umbrella Fund Global Convertible Bond+	7,850,000	1.37%	159.959.45	*
Old Lane Cayman Master Fund LP	21,945,000	3.82%	447,173.27	*
Old Lane HMA Master Fund LP	5,180,000	*	105,552.86	*
Old Lane US Master Fund LP	7,875,000	1.37%	160,468.88	*
Pensionkasse Der Antalis AG+	100,000	*	2,037.70	*
Pensionkasse Der Rockwell Automation AG+	130,000	*	2,649.01	*
Pensionkasse Huntsman+	130,000	*	2,649.01	*
Pensionkasse Huntsman II+	200,000	*	4.075.40	*
Platinum Grove Contingent Capital Master Fund Ltd.	33,500,000	5.83%	682,629.50	*
PV Promea+	420,000	*	8,558.34	*
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregate Portfolio	0	*	0	*
South Dakota Retirement System	3,000,000	*	61,131.00	*
Zurich Institutional Funds, Wandelanleihen+	2,100,000	*	42,791.70	*
_______________________

* Less than 1%.
# Broker-Dealer
+ Affiliate of a broker-dealer

(1)
Assumes conversion of all of the holder’s notes at a conversion rate of 20.3770 of our common shares for each $1,000 principal amount of notes. However, this conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rate Adjustments.” As a result, the amount of common shares issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 85,857,373 common shares outstanding as of January 31, 2007. In calculating this amount, we treated as outstanding the number of common shares issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

The table captioned “Voting/Investment Control Table” commencing on page 66 of the prospectus is hereby amended to reflect the following additions:

Selling Securityholder	Natural person or persons with voting or dispositive power

Advent Enhanced Phoenix Master Fund	Tracy Maitland
BMO Nesbitt Burns Inc.	Stephen Church
BNP Paribas Arbitrage	Mike Cohen
Credit Industriel Et Commercial	Mr. De Coninck, Mrs. Christelle Schenck
Credit Suisse Europe Ltd.	Jerry Murtaugh
Delaware Dividend Income Fund	Babak Zenouzi
Old Lane Cayman Master Fund LP	Jonathan Barton
Old Lane HMA Master Fund LP	Jonathan Barton
Old Lane US Master Fund LP	Jonathan Barton
Pensionkasse Huntsman II	Avtandil Gigineishvili
Platinum Grove Contingent Capital Master Fund Ltd.	Yan Vtorov
South Dakota Retirement System	Dan Frasier